Exhibit 99.1

3240 S. Central Ave. Cicero, IL 60804

FOR IMMEDIATE RELEASE
NEWS RELEASE

Broadwind sells idle tower plant

Cicero, Ill., April 22, 2013—Broadwind Energy, Inc. (NASDAQ: BWEN) today announced the sale of its idle tower plant in Brandon, SD. Proceeds from the sale, net of  closing costs, totaled approximately $11.7 million. A portion of the proceeds was used to repay the underlying $3.5 million mortgage balance and the remainder will be available for general corporate purposes.

During the third quarter of 2011, as part of a planned 600,000 square foot reduction in Broadwind’s manufacturing footprint, the Brandon plant was listed for sale. With the completion of this transaction, Broadwind’s square footage reduction totals approximately 400,000 square feet, or two-thirds of the targeted reduction.

Broadwind Energy President and CEO Peter Duprey stated, “This sale was an important part of our strategy to reduce our production footprint in line with longer term expected wind tower demand and our strategy to diversify our industry concentration. This will reduce our fixed overhead and further strengthen our balance sheet. We believe our remaining two plants will be sufficient to support production of towers to meet customer demand for the next several years.”

About Broadwind Energy
Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements
This release includes various forward-looking statements related to future, not past, events. Statements in this release that are not historical are forward-looking statements. These statements are based on current expectations and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on many of the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working-capital; our restructuring plans and the associated cost-savings; our ability to preserve and utilize our tax net operating loss carry-forwards; and other risks and uncertainties described in our filings with the Securities and Exchange Commission.

MEDIA CONTACT: John Segvich, 708.780.4825 john.segvich@bwen.com

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